Exhibit 99.1

First Light Acquisition Group, Inc. Announces Pricing of

$200 Million Initial Public Offering

NEW YORK, NY – September 9, 2021 – First Light Acquisition Group, Inc. (the “Company”), a blank check company formed for the purpose of entering into a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities, today announced the pricing of its initial public offering of 20,000,000 units at a price of $10.00 per unit. The units will be listed on the New York Stock Exchange (“NYSE”) and will trade under the ticker symbol “FLAGU” beginning on September 10, 2021. Each unit consists of one share of the Company’s Class A common stock and one-half of one redeemable warrant of the Company. Each whole warrant entitles the holder thereof to purchase one share of the Company’s Class A common stock at a price of $11.50 per share, subject to adjustment. Once the securities comprising the units begin separate trading, the Class A common stock and warrants are expected to be listed on the NYSE under the symbols “FLAG” and “FLAGW,” respectively.

Guggenheim Securities, LLC is acting as the sole bookrunner for the offering. The Company has granted the underwriter a 45-day option to purchase up to an additional 3,000,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from Guggenheim Securities, LLC, Attn: Equity Syndicate, telephone: (212) 518-9544 or email: GSEquityProspectusDelivery@guggenheimpartners.com.

A registration statement relating to these securities has been declared effective by the Securities and Exchange Commission (“SEC”) on September 9, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

For more information, please contact:

FLAG Investor Relations

IR@firstlightacquisition.com

(202) 503-9255